Exhibit 99.1

Press Release dated March 17, 2004

Exhibit 99.1

March 17, 2004	FOR MORE INFORMATION,
FOR IMMEDIATE RELEASE	CALL TOMMY B. WESSINGER,
CEO OR THOMAS H. LYLES,
PRESIDENT AT (803) 641-0142

PEOPLE’S COMMUNITY CAPITAL CORPORATION AUTHORIZES STOCK REPURCHASE

AIKEN, SOUTH CAROLINA, MARCH 17, 2004 – – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM), holding company for PEOPLE’S COMMUNITY BANK, announced that at its regularly scheduled meeting of the Board of Directors held on March 16, 2004, the Board authorized the repurchase of up to 100,000 shares of the outstanding shares of stock in the company. These purchases may be made through the open market or negotiated transactions, with the timing and terms of the repurchase to be determined by management from time to time based on market conditions.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is traded on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank’s web site at www.pcbOnline.net.